UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SP Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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QUESTIONS AND ANSWERS REGARDING

TREATMENT OF RESTRICTED STOCK IN THE MERGER

As described in a press release dated May 5, 2014, SP Bancorp, Inc. (“Company A”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Green Bancorp, Inc. (“Company B”) and Searchlight Merger Sub Corp. (a wholly-owned subsidiary of Company B) (“Merger Sub”) dated as of May 5, 2014, pursuant to which, if the transaction is completed, Merger Sub will merge with and into Company A (the “Merger”), with Company A surviving and becoming a wholly-owned subsidiary of Company B. The completion of the Merger is subject to the satisfaction of a number of conditions, including receipt of regulatory approval and approval by Company A’s stockholders. If the Merger is completed, all shares of Company A’s common stock will be exchanged for cash. Your unvested shares of Company A restricted stock will be impacted by the completion of the Merger. This Q&A provides a brief overview regarding the treatment of your currently unvested shares of Company A restricted stock in connection with the Merger. This Q&A is a summary of the treatment of unvested shares of Company A restricted stock under the Merger Agreement and, in the event of a conflict between this Q&A and the Merger Agreement, the Merger Agreement controls. The examples provided in this Q&A are based on hypothetical numbers and amounts, and are for illustrative purposes only.

Please note that the potential timing for completion of the Merger cannot be determined with certainty at this time. More information on the Merger (including any publicly filed information) will be posted at www.proxydocs.com/SPBC as such information becomes available.

Q1:	Will my restricted stock vest in connection with the Merger?

A1:	Yes, each unvested share of restricted stock that you hold immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger shall become 100% vested and free of any restrictions or repurchase rights as of the Effective Time of the Merger.

Q2:	What will happen to my restricted stock that vests upon completion of the Merger?

A2:	Pursuant to Section 2.3(b) of the Merger Agreement, at the Effective Time of the Merger, each of your vested shares of restricted stock shall automatically, and without any required action on your part, be cancelled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the per share value of the Merger consideration.

Q3:	Will I owe taxes when my restricted stock vests in connection with the Merger?

A3:	It depends. If you made an 83(b) election within 30 days of the grant of your restricted stock, you will not owe any taxes at ordinary income rates with respect to the vesting of your restricted stock. However, to the extent the value of the Merger consideration you receive in connection with the surrender of your restricted stock exceeds your basis in the restricted stock, you will owe taxes at capital gains rates on the excess value. No amount will be withheld from your payment for any capital gains taxes due. You will be solely responsible for ensuring any taxes due are paid.

If you did not make an 83(b) election within 30 days of the grant of your restricted stock, then you will owe taxes at ordinary income rates and employment taxes on the cash payment you will receive in connection with the surrender of your restricted shares.

For example, assume you hold 500 shares of restricted stock and that the per share value of the Merger consideration is $29.55. Based upon these facts, you would be eligible to receive aggregate Merger consideration of $14,775 in cash (($29.55 x 500 shares), prior to deduction of any required tax withholdings. The required tax withholdings are based on the value of the Merger consideration you are entitled to receive, determined as of the effective date of the Merger. If you did not make an 83(b) election within 30 days of the grant of your restricted stock, then, based on the supplemental withholding rate of 25%, a social security tax rate of 6.2% (assuming you have not reached the social security wage base limit as of the date the Merger is consummated), and Medicare tax rate of 1.45%, the amount of $4,824.04 would be withheld from your cash payment to satisfy the Federal tax withholding obligations with respect to the Merger consideration you are eligible to receive.

Your individual tax situation may be different. You are advised to consult with your own tax advisor regarding the tax consequences of your receipt of the Merger consideration. Company A makes no representation, guarantee, or other undertaking regarding the tax consequences to you of your receipt of the Merger consideration.

Q4:	How will I pay any taxes due when my restricted stock vests?

A4:	As shown in the example in Q&A 3 above, assuming you have not previously made an 83(b) election, the aggregate Merger consideration payable to you upon surrender of your restricted stock will be reduced by the applicable Federal, state, and local withholding taxes due with respect to the Merger consideration you are eligible to receive.

Q5:	When will I receive payment in connection with the surrender of my restricted stock?

A5:	You will receive payment of the aggregate Merger consideration (less applicable withholding taxes) you are eligible to receive in connection with the surrender of your restricted stock as soon as reasonably practicable after the Effective Time of the Merger, but in any event within ten days after the Effective Time of the Merger.

Q6:	What if I hold other equity awards relating to Company A’s common stock, in addition to my restricted stock – will each award be treated separately or will they be aggregated for purposes of calculating my taxes due?

A6:	If you hold more than one type of equity award, for example, restricted stock and stock options, the Merger consideration payable with respect to your awards will be aggregated for purposes of determining your required withholdings and for purposes of satisfying those withholding obligations.

For example, assume you hold 500 shares of restricted stock and an option to purchase 1,000 shares of Company A stock, with an exercise price equal to $19.40 per share. As in the example in Q&A 3 above, assume also that the per share value of the Merger consideration is $29.55. Pursuant to the Merger Agreement, at the Effective Time of the Merger, each outstanding stock option, whether vested or unvested, shall automatically, and without any required action on your part, be cancelled and converted into the right to receive an amount in cash (subject to deduction for any required withholding taxes) equal to the product of (a) the excess, if any, of the per share value of the Merger consideration over the option’s exercise price multiplied by (b) the number of such options being cancelled. Based upon these facts, you would be eligible to receive $14,775 in cash for your surrendered restricted stock and $10,150 in cash for your cancelled stock options (($29.55 – $19.40) x 1,000 shares), for aggregate Merger consideration of $24,925, prior to deduction of any required tax withholdings. The required tax withholdings are based on the value of the Merger consideration you are entitled to receive, determined as of the effective date of the Merger. If you did not make an 83(b) election within 30 days of the grant of your restricted stock, then, based on the supplemental withholding rate of 25%, a social security tax rate of 6.2% (assuming you have not reached the social security wage base limit as of the date the Merger is consummated), and Medicare tax rate of 1.45%, the amount of $8,138.01 would be withheld from your cash payment to satisfy the Federal tax withholding obligations with respect to the Merger consideration you are eligible to receive.

As noted above, your individual tax situation may be different. You are advised to consult with your own tax advisor regarding the tax consequences of your receipt of the Merger consideration. Company A makes no representation, guarantee, or other undertaking regarding the tax consequences to you of your receipt of the Merger consideration.

If you have additional questions (other than tax-related questions), please contact Jeffrey Weaver, President and Chief Executive Officer of Company A at (972) 931-5311.

Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “positions,” “prospects” “potential,” or “target,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and Company A assumes no duty to update forward-looking statements, except as required by law.

In addition to factors previously disclosed in Company A’s reports filed with the Securities and Exchange Commission (the “SEC”), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Company A’s stockholders, on the expected terms and schedule; (ii) delay in closing the Merger; (iii) business disruption pending completion of the Merger; (iv) the inability to sustain revenue and earnings growth prior to completion of the Merger; (v) economic conditions, inflation and changes in interest rates and capital markets prior to completion of the Merger; (vi) customer borrowing, repayment, investment and deposit practices prior to completion of the Merger; (vii) competitive conditions prior to completion of the Merger; and (viii) the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms prior to completion of the Merger.

Additional Information

In connection with the proposed Merger, Company A has filed with the SEC a Definitive Proxy Statement as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF COMPANY A ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the Proxy Statement as well as other filings containing information about Company A at the SEC’s website at www.sec.gov. Copies of the documents filed by Company A with the SEC are available free of charge at investor.shareplus.com or by directing a request to Investor Relations SP Bancorp, Inc. 5224 W. Plano Parkway Plano, TX 75093 (972) 931-5311 Email: ir@shareplus.com.

Participants in the Solicitation

Company A and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Company A in connection with the proposed Merger. Information about Company A’s executive officers and directors and their ownership of Company A common stock is set forth in the Form 10-K/A as filed with the SEC on April 30, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed Merger, as well as any amendments or supplements thereto. You may obtain free copies of these documents as described in the preceding paragraph.

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